Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Redemption of All of Salix’s Outstanding 6.00% Senior Notes due 2021

LAVAL, QUEBEC, April 1, 2015 – Salix Pharmaceuticals, Ltd. (“Salix”), a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX:VRX), today announced that it will redeem all of the outstanding $750,000,000 aggregate principal amount of its 6.00% Senior Notes due 2021, CUSIP Nos. 795435AF3, U8639TAA3 (the “Notes”) pursuant to two redemptions. On May 1, 2015, Salix will redeem $262,500,000 aggregate principal amount of the Notes, and on May 4, 2015, Salix will redeem the remaining $487,500,000 aggregate principal amount of the Notes.

On April 1, 2015, copies of the irrevocable notices of redemption with respect to the Notes were mailed to record holders of the Notes by U.S. Bank National Association, 214 N. Tryon Street, 27th Floor, Charlotte, NC 28202, as trustee under the indenture governing the Notes. In connection with the mailing of the notices of redemption, Salix has satisfied and discharged the indenture governing the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology, and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

This press release may contain forward-looking statements, including, but not limited to, the redemption of the Notes. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

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